Exhibit 18.1


May 12, 2000


First Cash Financial Services, Inc.
690 East Lamar, Suite 400
Arlington, Texas  76011

Dear Sirs/Madams:

At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended March 31, 2000, of the facts relating to the Company's decision to change its method of revenue recognition on pawn loans. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the Company, that the accounting change described in your Form 10-Q for the quarter ended March 31, 2000 is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of First Cash Financial Services, Inc. and its consolidated subsidiaries as of any date or for any period subsequent to December 31, 1999. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of First Cash Financial Services, Inc. and its consolidated subsidiaries as of any date or for any period subsequent to December 31, 1999.

Yours truly,




DELOITTE & TOUCHE LLP
Fort Worth, Texas